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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                           CARREKER CORPORATION, INC.
                           --------------------------
                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                   144433 10 9
                                   -----------
                                  (CUSIP Number)

                                DECEMBER 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  / / Rule 13d-1(b)

                  / / Rule 13d-1(c)

                  /X/ Rule 13d-1(d)

-----------
     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES.)

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CUSIP No. 144433 10 9                 13G                     Page 2 of 6 Pages
-------------------------------                    -----------------------------

---------- ---------------------------------------------------------------------
  1.       NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           RONALD R. ANTINORI
---------- ---------------------------------------------------------------------
  2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  / /
                                                                      (b)  / /

---------- ---------------------------------------------------------------------
  3.       SEC USE ONLY

---------- ---------------------------------------------------------------------
  4.       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. CITIZEN
---------- ---------------------------------------------------------------------
NUMBER OF SHARES                           5.   SOLE VOTING POWER
BENEFICIALLY OWNED                              1,348,025
                                         ------ --------------------------------
BY EACH REPORTING                          6.   SHARED VOTING POWER
PERSON WITH                                     394,611
                                         ------ --------------------------------
                                           7.   SOLE DISPOSITIVE POWER
                                                1,348,025
                                         ------ --------------------------------
                                           8.   SHARED DISPOSITIVE POWER
                                                394,611
---------- ---------------------------------------------------------------------
  9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,742,636(1)

---------- ---------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                  / /

---------- ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           8.1%(2)
---------- ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*
           IN
---------- ---------------------------------------------------------------------

-----------
(1) Includes 394,611 shares held by Mr. Antinori's spouse. Mr. Antinori disclaims beneficial ownership of all shares held by his wife.
(2) Percentage ownership is calculated based upon 21,454,611 shares outstanding as of December 31, 2000.
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CUSIP No. 144433 10 9                 13G                     Page 3 of 6 Pages
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ITEM 1(a).        NAME OF ISSUER:

                  Carreker Corporation, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4055 Valley View Lane, Suite 1000
                  Dallas, Texas  75244

ITEM 2(a).        NAME OF PERSON FILING:

                  Ronald R. Antinori

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  238 15th Street, #12
                  Atlanta, GA  30309

ITEM 2(c).        CITIZENSHIP:

                  U.S. Citizen

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value per share

ITEM 2(e).        CUSIP NUMBER:

                  144433 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      / /    Broker or dealer registered under Section 15 of the
                         Exchange Act.

         (b)      / /    Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      / /    Insurance Company as defined in Section 3(a)(19) of
                         the Exchange Act.

         (d)      / /    Investment Company registered under Section 8 of the
                         Investment Company Act.

         (e)      / /    An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E).

         (f)      / /    An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /    A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /    A savings association as defined in Section 3(b) of
                         the Federal Deposit Insurance Act.

         (i)      / /    A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of Investment Company Act.

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CUSIP No. 144433 10 9                 13G                     Page 4 of 6 Pages
-------------------------------                    -----------------------------

         (j)      / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

                  Not applicable

ITEM 4.           OWNERSHIP.

                  PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER DEFINED IN
ITEM 1.

                  (a)      Amount Beneficially Owned:  1,742,636(1)

                  (b)      Percent of Class: 8.1%(2)

                  (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:
                                       1,348,025

                           (ii)  Shared power to vote or to direct the vote:
                                       394,611

                           (iii) Sole power to dispose or to direct the
                                       disposition of: 1,348,025

                           (iv)  Shared power to dispose or to direct the
                                       disposition of: 394,611
                      ---------
                      (1) Includes 394,611 shares held by Mr. Antinori's spouse. Mr. Antinori disclaims beneficial ownership of all shares held by his wife.
                      (2) Percentage ownership is calculated based upon
                          21,454,611 shares outstanding as of December 31, 2000.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  IF ANY OTHER PERSON IS KNOWN TO HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES, A STATEMENT TO THAT EFFECT SHOULD BE INCLUDED IN RESPONSE TO THIS ITEM AND, IF SUCH INTEREST RELATES TO MORE THAN FIVE PERCENT OF

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CUSIP No. 144433 10 9                 13G                     Page 5 of 6 Pages
-------------------------------                    -----------------------------

THE CLASS, SUCH PERSON SHOULD BE IDENTIFIED. A LISTING OF THE SHAREHOLDERS OF AN INVESTMENT COMPANY REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940 OR THE BENEFICIARIES OF AN EMPLOYEE BENEFIT PLAN, PENSION FUND OR ENDOWMENT FUND IS NOT REQUIRED.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  IF A PARENT HOLDING COMPANY HAS FILED THIS SCHEDULE, PURSUANT TO RULE 13d-1(b)(ii)(g), SO INDICATE UNDER ITEM 3(g) AND ATTACH AN EXHIBIT STATING THE IDENTITY AND THE ITEM 3 CLASSIFICATION OF THE RELEVANT SUBSIDIARY. IF A PARENT HOLDING COMPANY HAS FILED THIS SCHEDULE PURSUANT TO RULE 13d-1(c), ATTACH AN EXHIBIT STATING THE IDENTIFICATION OF THE RELEVANT SUBSIDIARY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  IF A GROUP HAS FILED THIS SCHEDULE, PURSUANT TO RULE 13d-1(b)(ii)(j), SO INDICATE UNDER ITEM 3(H) AND ATTACH AN EXHIBIT STATING THE IDENTITY AND ITEM 3 CLASSIFICATION OF EACH MEMBER OF THE GROUP. IF A GROUP HAS FILED THIS SCHEDULE PURSUANT TO RULE 13d-1(d), ATTACH AN EXHIBIT STATING THE IDENTIFICATION OF EACH MEMBER OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  NOTICE OF DISSOLUTION OF A GROUP MAY BE FURNISHED AS AN EXHIBIT STATING THE DATE OF THE DISSOLUTION AND THAT ALL FURTHER FILINGS WITH RESPECT TO TRANSACTIONS IN THE SECURITY REPORTED ON WILL BE FILED, IF REQUIRED, BY MEMBERS OF THE GROUP, IN THEIR INDIVIDUAL CAPACITY. SEE ITEM 5.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

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CUSIP No. 144433 10 9                 13G                     Page 6 of 6 Pages
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

                                                     By: /s/ Ronald R. Antinori
                                                        ------------------------
                                                            Ronald R. Antinori